Exhibit 99.1

Media contact	Investor contact
Anita Liskey, 312.466.4613	John Peschier, 312.930.8491
William Parke, 312.930.3467	CME-G
news@cmegroup.com
www.cmegroup.mediaroom.com

FOR IMMEDIATE RELEASE
CME Group Inc. Reports Strong First-Quarter 2016 Financial Results

•	Total average daily volume reached a record 16.9 million contracts in first-quarter 2016, achieving quarterly records in energy, total options and electronic options

•	Record first-quarter 2016 revenue of $934 million increased 11 percent compared with first-quarter 2015

•	Record first-quarter 2016 adjusted net income and record adjusted diluted earnings per share increased 18 percent and 17 percent, respectively

CHICAGO, April 28, 2016 - CME Group Inc. (NASDAQ: CME) today reported record revenue of $934 million and record operating income of $574 million for the first quarter of 2016. Net income was $368 million and diluted earnings per share were $1.09. Adjusted for non-recurring items, net income would have been $390 million and diluted earnings per share would have been $1.151.
“Our record first-quarter financial performance was driven by our highest quarterly average daily volume to date, including record volumes in energy, overall options and electronic options,” said CME Group Executive Chairman and President Terry Duffy.  “We delivered record revenue and operating income, and 17 percent growth in adjusted diluted earnings per share. These strong results reflect our continued progress in executing on our long-term growth initiatives. At the same time, we are committed to returning cash to our shareholders, as evidenced by $1.2 billion in dividends being paid out during the quarter.”

1. A reconciliation of the non-GAAP financial results mentioned to the respective GAAP figures can be found within the Reconciliation of GAAP to non-GAAP Measures chart at the end of the financial statements.
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“Strong, balanced performance across our diverse product portfolio, coupled with a continued focus on expense discipline, allowed us to expand our operating margin in the first quarter,” said CME Group Chief Executive Officer Phupinder Gill.  “We saw a significant increase in global participation in our markets, with average daily volume of 3.7 million contracts traded from outside of the United States, up 24 percent from first-quarter 2015. The solid quarterly activity was underscored by continued momentum in open interest, as we reached a record daily level of 116 million contracts in the first quarter, and open interest remains elevated.”

First-quarter 2016 average daily volume was a record 16.9 million contracts, up 13 percent from first-quarter 2015, and included quarterly records in energy, total options and electronic options. Clearing and transaction fee revenue was $796 million, up 12 percent compared with first-quarter 2015. First-quarter 2016 total average rate per contract was 75.6 cents, down from 78.9 cents in fourth-quarter 2015, driven primarily by a sequential product mix shift with an increased proportion of the volume from financial contracts which capture lower fees. Market data revenue was $102 million, up 5 percent compared with the first quarter last year.
As of March 31, 2016, the company had $1.2 billion of cash and marketable securities and $2.2 billion of long-term debt. The quarter-end cash balance includes $130 million from the company's sale/leaseback transaction with CyrusOne, Inc. related to the company's suburban Chicago data center.  The company paid dividends during the first quarter of nearly $1.2 billion, consisting of the annual variable dividend for 2015 of $977 million and the regular first-quarter dividend of $203 million. The company has returned more than $5.8 billion to shareholders in the form of dividends since the implementation of the variable dividend policy in early 2012.
CME Group will hold a conference call to discuss first-quarter 2016 results at 8:30 a.m. Eastern Time today. A live audio Webcast of the call will be available on the Investor Relations section of CME Group’s Web site at www.cmegroup.com. An archived recording will be available for up to two months after the call.

As the world’s leading and most diverse derivatives marketplace, CME Group (www.cmegroup.com) is where the world comes to manage risk. CME Group exchanges offer the widest range of global benchmark products across all major asset classes, including futures and options based on interest rates, equity indexes, foreign exchange, energy, agricultural commodities, metals, weather and real estate. CME Group brings buyers and sellers together through its CME Globex® electronic trading platform, its trading facilities in New York and Chicago, and through its London-based CME Europe derivatives exchange.  CME Group also operates one of the world’s leading central counterparty clearing

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providers through CME Clearing and CME Clearing Europe, which offer clearing and settlement services across asset classes for exchange-traded contracts and over-the-counter derivatives transactions.  These products and services ensure that businesses everywhere can substantially mitigate counterparty credit risk.

CME Group is a trademark of CME Group Inc. The Globe Logo, CME, Globex and Chicago Mercantile Exchange are trademarks of Chicago Mercantile Exchange Inc. CBOT and the Chicago Board of Trade are trademarks of the Board of Trade of the City of Chicago, Inc. NYMEX, New York Mercantile Exchange and ClearPort are registered trademarks of New York Mercantile Exchange, Inc. COMEX is a trademark of Commodity Exchange, Inc. KCBOT, KCBT and Kansas City Board of Trade are trademarks of The Board of Trade of Kansas City, Missouri, Inc. All other trademarks are the property of their respective owners. Further information about CME Group (NASDAQ: CME) and its products can be found at www.cmegroup.com.

Statements in this press release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. We want to caution you not to place undue reliance on any forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that might affect our performance are increasing competition by foreign and domestic entities, including increased competition from new entrants into our markets and consolidation of existing entities; our ability to keep pace with rapid technological developments, including our ability to complete the development, implementation and maintenance of the enhanced functionality required by our customers while maintaining reliability and ensuring that such technology is not vulnerable to security risks; our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities, and our ability to maintain the competitiveness of our existing products and services, including our ability to provide effective services to the swaps market; our ability to adjust our fixed costs and expenses if our revenues decline; our ability to maintain existing customers, develop strategic relationships and attract new customers; our ability to expand and offer our products outside the United States; changes in domestic and non-U.S. regulations, including the impact of any changes in domestic and foreign laws or government policy with respect to our industry, such as any changes to regulations and policies that require increased financial and operational resources from us or our customers; the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; decreases in revenue from our market data as a result of decreased demand; changes in our rate per contract due to shifts in the mix of the products traded, the trading venue and the mix of customers (whether the customer receives member or non-member fees or participates in one of our various incentive programs) and the impact of our tiered pricing structure; the ability of our financial safeguards package to adequately protect us from the credit risks of clearing members; the ability of our compliance and risk management methods to effectively monitor and manage our risks, including our ability to prevent errors and misconduct and protect our infrastructure against security breaches and misappropriation of our intellectual property assets; changes in price levels and volatility in the derivatives markets and in underlying equity, foreign exchange, interest rate and commodities markets; economic, political and market conditions, including the volatility of the capital and credit markets and the impact of economic conditions on the trading activity of our current and potential customers; our ability to accommodate increases in contract volume and order transaction traffic and to implement enhancements without failure or degradation of the performance of our trading and clearing systems; our ability to execute our growth strategy and maintain our growth effectively; our ability to manage the risks and control the costs associated with our strategy for acquisitions, investments and alliances; our ability to continue to generate funds and/or manage our indebtedness to allow us to continue to invest in our business; industry and customer consolidation; decreases in trading and clearing activity; the imposition of a transaction tax or user fee on futures and options on futures transactions and/or repeal of the 60/40 tax treatment of such transactions; and the unfavorable resolution of material legal proceedings. For a detailed discussion of these and other factors that might affect our performance, see our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q.

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CME Group Inc. and Subsidiaries
Consolidated Balance Sheets
(in millions)

	March 31, 2016	December 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$1,146.0	$1,692.6
Marketable securities	79.2	72.5
Accounts receivable, net of allowance	389.3	357.8
Other current assets (includes $32.0 in restricted cash in both periods)	141.5	228.6
Performance bonds and guaranty fund contributions	37,497.3	35,553.0
Total current assets	39,253.3	37,904.5
Property, net of accumulated depreciation and amortization	449.8	491.7
Intangible assets—trading products	17,175.3	17,175.3
Intangible assets—other, net	2,513.9	2,537.9
Goodwill	7,569.0	7,569.0
Other assets (includes $69.1 and $70.5 in restricted cash)	1,806.9	1,681.0
Total Assets	$68,768.2	$67,359.4
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$32.2	$28.7
Other current liabilities	321.6	1,242.8
Performance bonds and guaranty fund contributions	37,494.3	35,553.0
Total current liabilities	37,848.1	36,824.5
Long-term debt	2,229.8	2,229.3
Deferred income tax liabilities, net	7,330.8	7,358.3
Other liabilities	518.1	395.5
Total Liabilities	47,926.8	46,807.6
Shareholders’ equity	20,841.4	20,551.8
Total Liabilities and Equity	$68,768.2	$67,359.4

CME Group Inc. and Subsidiaries
Consolidated Statements of Income
(dollars in millions, except per share amounts; shares in thousands)

	Quarter Ended March 31,
	2016	2015
Revenues
Clearing and transaction fees	$796.1	$708.2
Market data and information services	102.4	98.0
Access and communication fees	21.6	21.3
Other	14.1	15.2
Total Revenues	934.2	842.7
Expenses
Compensation and benefits	131.9	141.3
Communications	6.7	7.6
Technology support services	17.4	15.6
Professional fees and outside services	31.7	29.1
Amortization of purchased intangibles	24.0	24.9
Depreciation and amortization	33.9	31.8
Occupancy and building operations	21.3	22.8
Licensing and other fee agreements	39.0	30.6
Other	54.4	31.7
Total Expenses	360.3	335.4
Operating Income	573.9	507.3
Non-Operating Income (Expense)
Investment income	17.6	5.7
Gains (losses) on derivative investments	—	(1.8)
Interest and other borrowing costs	(29.8)	(31.6)
Equity in net earnings (losses) of unconsolidated subsidiaries	26.8	22.5
Other non-operating income (expense)	(10.0)	21.7
Total Non-Operating	4.6	16.5
Income before Income Taxes	578.5	523.8
Income tax provision	210.7	193.4
Net Income	$367.8	$330.4
Earnings per Common Share:
Basic	$1.09	$0.98
Diluted	1.09	0.98
Weighted Average Number of Common Shares:
Basic	337,014	335,680
Diluted	338,549	337,416

CME Group Inc. and Subsidiaries
Quarterly Operating Statistics

	1Q 2015	2Q 2015	3Q 2015	4Q 2015	1Q 2016
Trading Days	61	64	64	64	61
Quarterly Average Daily Volume (ADV)
CME Group ADV (in thousands)

Product Line	1Q 2015	2Q 2015	3Q 2015	4Q 2015	1Q 2016
Interest rate	7,564	6,599	6,658	6,097	8,246
Equity	2,772	2,364	3,287	2,743	3,557
Foreign exchange	954	903	855	779	944
Energy	2,142	1,749	1,965	2,032	2,536
Agricultural commodity	1,189	1,400	1,267	1,200	1,206
Metal	369	331	353	326	454
Total	14,990	13,347	14,384	13,178	16,944
Venue
Electronic	13,034	11,705	12,620	11,420	14,713
Open outcry	1,291	1,108	1,110	1,055	1,423
Privately negotiated	665	534	653	704	807
Total	14,990	13,347	14,384	13,178	16,944
Average Rate Per Contract (RPC)
CME Group RPC

Product Line	1Q 2015	2Q 2015	3Q 2015	4Q 2015	1Q 2016
Interest rate	$0.480	$0.502	$0.506	$0.517	$0.501
Equity	0.721	0.725	0.708	0.718	0.726
Foreign exchange	0.831	0.816	0.785	0.813	0.767
Energy	1.250	1.277	1.197	1.232	1.203
Agricultural commodity	1.324	1.311	1.290	1.339	1.321
Metal	1.662	1.634	1.600	1.644	1.597
Average RPC	$0.753	$0.777	$0.759	$0.789	$0.756

CME Group Inc. and Subsidiaries
Reconciliation of GAAP to non-GAAP Measures
(dollars in millions, except per share amounts; shares in thousands)

	Quarter Ended March 31,
	2016	2015
Net Income	$367.8	$330.4

Restructuring and severance	—	5.5

Loss on disposal of building assets	1.3	—

Loss and expenses related to sale-leaseback of data center	28.6	—

Acquisition-related costs	—	0.9

Foreign exchange transaction losses[1]	3.9	10.0

Loss on derivatives and debt costs for refinancing	—	2.3

GFI termination fee - net of the portion paid to outside advisers	—	(22.5)

Income tax effect related to above	(11.7)	2.9

Adjusted Net Income	$389.9	$329.5

GAAP Earnings per Common Share:
Basic	$1.09	$0.98
Diluted	1.09	0.98

Adjusted Earnings per Common Share:
Basic	$1.16	$0.98
Diluted	1.15	0.98

Weighted Average Number of Common Shares:
Basic	337,014	335,680
Diluted	338,549	337,416

1. Results include foreign exchange transaction net losses principally related to cash held in British pounds within foreign entities whose functional currency is the U.S. dollar.